Exhibit 10.26

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is dated the 23rd day of June, 2009 and made effective as of the “Effective Date” (as hereinafter defined), by and between eRESEARCHTECHNOLOGY, INC., a Delaware corporation (the “Seller”) and OMNICOMM SYSTEMS, INC., a Delaware corporation (the “Buyer”).

RECITALS

WHEREAS, the Seller is a large enterprise with multiple lines of business, one of which is engaged principally in the business of developing and providing electronic data capture (EDC) solutions to collect, interpret and distribute data for clinical studies (the “EDC Business”); and

WHEREAS, the Buyer acknowledges, subject to the express limitations set forth in Section 13.2(a), that the Seller uses and will use other solutions similar to EDC as part of its other lines of business and that these other solutions fall outside of the EDC Business and the Purchased Assets (as defined herein); and

WHEREAS, subject to the terms and conditions set forth herein, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, certain assets used in the EDC Business and referred to herein as the “Purchased Assets” (as hereinafter defined) and to enter into other agreements as more specifically set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter expressed and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:

ARTICLE I

RECITALS, EXHIBITS, SCHEDULES

The foregoing recitals are true and correct and, together with the Schedules and Exhibits referred to hereafter, are hereby incorporated into this Agreement by this reference.

ARTICLE II

DEFINITIONS

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Agreement shall have the meanings assigned to them in this Article as follows:

2.1 “Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 8.8(a).

2.2 “Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term “control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

2.3 “Applicable Employees” means all employees of the Seller that work exclusively with respect to the Seller’s EDC Business as of the Effective Date and set forth on Schedule 2.3 hereto.

2.4 “Assumed Contracts” means those Contracts of Seller included within the Purchased Assets and specifically set forth in Schedule 2.4 hereof.

2.5 “Assumed Liabilities” means only those Obligations of the Seller expressly identified on Schedule 2.5 hereof.

2.6 “Break-Up Fee” shall have the meaning set forth in Section 12.2(c).

2.7 “Buyer Balance Sheets” shall mean the interim consolidated balance sheets of the Buyer set forth in Buyer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.

2.8 “Buyer Financial Statements” shall have the meaning set forth in Section 7.6.

2.9 “Buyer Indemnified Parties” shall have the meaning set forth in Section 15.1.

2.10 “Buyer SEC Documents” shall mean all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by the Buyer under the Securities Act or the Exchange Act.

2.11 “Buyer Stock” means 8,100,000 shares of common stock, $0.001 par value per share, of Buyer.

2.12 “Claims” means any Proceedings, Judgments, Obligations, threats, losses, damages, deficiencies, settlements, assessments, charges, costs and expenses of any nature or kind.

2.13 “Closing” means the consummation of the transactions contemplated by this Agreement.

2.14 “Closing Date” means the date of the Closing.

2.15 “Confidentiality Agreement” means that certain Confidentiality Agreement dated April 15, 2009 between Seller and Buyer.

2.16 “Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions, in a specified manner and/or to achieve a specific result.

2.17 “Contract” means any written contract, agreement, order or commitment of any nature whatsoever, including, any sales order, purchase order, lease, sublease, license agreement, services agreement, loan agreement, mortgage, security agreement, guarantee, management contract, employment agreement, consulting agreement, partnership agreement, buy-sell agreement, option, warrant, subscription, call or put.

2.18 “Copyrights” shall have the meaning set forth in Section 6.11(a)(i).

2.19 “Customers” shall have the meaning set forth in Section 6.12(a).

2.20 “Data” shall have the meaning set forth in Section 6.11(o).

2.21 “EDC Business” shall have the meaning set forth in the Recitals.

2.22 “Effective Date” means the date upon which this Agreement becomes fully executed by Buyer and Seller.

2.23 “Encumbrance” means any lien, security interest, pledge, mortgage, easement, leasehold, assessment, covenant, restriction, reservation, conditional sale, prior assignment, or any other encumbrance, claim, burden or charge of any nature whatsoever.

2.24 “Equipment” means all equipment, devices, computer hardware and other computer systems used exclusively in connection with Seller’s EDC Business and specifically identified in Schedule 2.24 hereto, including all other documents or items relating to such Equipment and all warranties related thereto.

2.25 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.26 “Excluded Liabilities” shall have the meaning set forth in Section 4.3.

2.27 “GAAP” means generally accepted accounting principles, methods and practices set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board, the SEC or of such other Person as may be approved by a significant segment of the U.S. accounting profession, in each case as of the date or period at issue, and as applied in the U.S. to U.S. companies.

2.28 “Governmental Authority” means any foreign, federal, state or local government, or any political subdivision thereof, or any court, agency or other body, organization or group exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

2.29 “Indemnitee” shall have the meaning set forth in Section 15.6(a).

2.30 “Indemnitor” shall have the meaning set forth in Section 15.6(b).

2.31 “Inspected Party” shall have the meaning set forth in Section 17.2.

2.32 “Intellectual Property” shall have the meaning set forth in Section 6.11.

2.33 “Judgment” means any order, writ, injunction, fine, citation, award, decree, or any other judgment of any nature whatsoever of any Governmental Authority.

2.34 “Law” means any provision of any law, statute, ordinance, code, constitution, charter, treaty, rule or regulation of any Governmental Authority.

2.35 “Lock-Up Agreement” shall have the meaning set forth in Section 16.5.

2.36 “Major Suppliers” shall have the meaning set forth in Section 6.12(b).

2.37 “Marks” shall have the meaning set forth in Section 6.11(b)(i).

2.38 “Notice Period” shall have the meaning set forth in Section 8.8(d)(i).

2.39 “Obligation” means any debt, liability or obligation of any nature whatsoever, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or obligations under executory Contracts.

2.40 “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency).

2.41 “Patents” shall have the meaning set forth in Section 6.11(b)(ii).

2.42 “Permit” means any license, permit, approval, waiver, order, authorization, right or privilege of any nature whatsoever, granted, issued, approved or allowed by any Governmental Authority.

2.43 “Permitted Encumbrances” means minor imperfections of title, none of which, individually or in the aggregate, detract from the value of the affected assets or properties, or impairs the use of the affected assets or properties or liens for taxes that are not yet due or payable.

2.44 “Person” means any individual, sole proprietorship, joint venture, partnership, company, corporation, association, cooperation, trust, estate, Governmental Authority, or any other entity of any nature whatsoever.

2.45 “Prevailing Party” shall have the meaning set forth in Section 18.13.

2.46 “Proceeding” means any demand, claim, suit, action, litigation, investigation, study, arbitration, administrative hearing, or any other proceeding of any nature whatsoever.

2.47 “Products” shall have the meaning set forth in Section 6.11(a)(iii).

2.48 “Public Software” shall have the meaning set forth in Section 6.11(h)(iv).

2.49 “Purchased Assets” means all right, title and interest of Seller in and to: (i) the Equipment; (ii) the Products specifically set forth on Schedule 6.11(h) and the Intellectual Property related to such Products; (iii) the Assumed Contracts, including any accounts receivable under such Assumed Contracts unpaid as of Closing, whether or not invoiced by Seller as of the Closing Date, but applicable to services to be rendered or performed on or after the Closing Date; (iv) all Claims that Seller may have against any Person relating to or arising out of any Purchased Assets, including rights to recover damages, settlements, rights to refunds, Claims of infringement or past infringement of any Intellectual Property rights and royalty or similar rights related to any Intellectual Property; (v) $1,150,000 in cash; (vi) the prepaid software licenses and prepaid software maintenance listed on Schedule 6.11(h)(ix); (vii) other assets that are owned by Seller and used by Seller in the EDC Business specifically identified in Schedule 2.49 hereto; and (viii) all goodwill of the Seller’s EDC Business associated with the foregoing enumerated Purchased Assets; provided, that, for the avoidance of doubt, any accounts receivables pertaining to the EDC Business or any Assumed Contract applicable to services rendered or performed by Seller before the Closing Date shall not be included in the Purchased Assets and shall be remain by the sole property of Seller.

2.50 “Purchase Price” means the Buyer Stock.

2.51 “Purchase Transaction” shall have the meaning set forth in Section 8.8(b).

2.52 “Restrictive Covenants” shall have the meaning set forth in Section 13.2(b).

2.53 “SEC” shall mean the Securities and Exchange Commission.

2.54 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.55 “Seller Employer Liabilities” shall mean any Obligations or other claims, liabilities, costs, expenses or compensation that exist, that arise by reason of, or that are in any way connected with or based on: (i) an employee’s employment relationship with Seller and/or the termination of such relationship, including any Contract of employment with any employee of Seller; (ii) violations of any Law as applied to employees of Seller, including Title VII of the Civil Rights Act of 1964 and/or the Civil Rights Act of 1991 and/or 42 U.S.C. §1981, the Age Discrimination in Employment Act of 1967, the Age Discrimination Claims Assistance Act of 1988 and/or the Older Workers’ Benefit Protection Act, any federal, state or local handicap or disability discrimination Laws, including the Rehabilitation Act of 1973 and the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, in each case as amended from time to time, and in each case to include any required notices to any Governmental Authorities as may be required under such Laws; (iii) interference with and/or breach of contract with employees of Seller; (iv) retaliatory or wrongful discharge of any employee of Seller; (v) intentional or negligent infliction of emotional distress or mental anguish upon employees of Seller; (vi) interference with business relationships, contractual relationships or employment relationships involving employees of Seller and any third party; (vii) breach of duty, fraud, fraudulent inducement to contract, breach of right of privacy, libel, slander, or tortuous conduct of any kind with respect to or involving employees of Seller; (viii) discriminatory or wrongful acts against employees of Seller; (ix) violations of the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, or the Fair Labor Standards Act, in each case as amended, with respect to employees of Seller or any Obligations arising under any deferred compensation, incentive compensation, equity compensation plans, “welfare” plans, funds or programs (within the meaning of ERISA), “pension” plans, funds or programs (within the meaning of ERISA), other employee benefit plans, funds, programs, agreements or arrangements, in any case, that are sponsored, maintained or contributed to or required to be contributed to by Seller or with respect to which Seller could have any Obligation for the benefit of any employee or former employee, contractor or former contractor, director, shareholder, or any dependent of such; or (x) violations of the workers’ compensation or unemployment compensation Laws by Seller; provided, however, that “Seller Employer Liabilities” shall not include any such Obligations or other Claims, liabilities, costs, expenses or compensation to the extent any such Obligations or other Claims, liabilities, costs, expenses or compensation first arise during the period from and after the Closing with respect to any such employee employed by Buyer on or after the Closing.

2.56 “Seller Indemnified Parties” shall have the meaning set forth in Section 15.2.

2.57 “Software” shall have the meaning set forth in Section 6.11(a)(ii).

2.58 “Superior Proposal” shall have the meaning set forth in Section 8.8(c).

2.59 “Tax” means (i) any foreign, federal, state or local income, profits, gross receipts, franchise, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, accumulated earnings, personal holding company, unemployment compensation, social security, withholding taxes, payroll taxes, or any other tax of any nature whatsoever, (ii) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, rent, or any other fee or charge of any nature whatsoever, or (iii) any deficiency, interest or penalty imposed with respect to any of the foregoing.

2.60 “Technical Documentation” means all technical and descriptive materials in all media relating to the acquisition, design, development, use or maintenance of Intellectual Property, including any compilers, tools, libraries, debuggers and higher level or proprietary language.

2.61 “Third Party Components” shall have the meaning set forth in Section 6.11(h)(ix).

2.62 “Transaction Ancillary Documents” means the Transition Services Agreement, the Lock-Up Agreement and the other agreements and documents executed and delivered by any party at Closing.

2.63 “Transfer” shall have the meaning set forth in Section 16.2.

2.64 “Trade Secrets” means information of the Seller which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy and which is used exclusively in connection with or otherwise exclusively applicable to or affecting the Purchased Assets, without regard to form, including technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public.

2.65 “Transition Services Agreement” means that certain Transition Services Agreement between Seller and Buyer to be entered into as of Closing substantially in the form attached hereto as Exhibit “A”.

2.66 “Use Right” shall have the meaning set forth in Section 6.11(m).

2.67 “Virus” shall have the meaning set forth in Section 6.11(h)(iii).

ARTICLE III

INTERPRETATION

In this Agreement, unless the express context otherwise requires: (i) the words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) references to the words “Article” or “Section” refer to the respective Articles and Sections of this Agreement, and references to “Exhibit” or “Schedule” refer to the respective Exhibits and Schedules annexed hereto; (iii) references to a “party” mean a party to this Agreement and include references to such party’s permitted successors and permitted assigns; (iv) references to a “third party” mean a Person not a party to this Agreement; (v) the terms “dollars” and “$” means U.S. dollars; (vi) wherever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.”

ARTICLE IV

PURCHASE AND SALE OF ASSETS

4.1 Purchase and Sale. In exchange for the payment of the Purchase Price, and subject to the terms and conditions hereof, the Seller hereby agrees to sell, transfer, convey and deliver to the Buyer, and the Buyer hereby agrees to purchase from the Seller, on the Closing Date, all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and the Assumed Liabilities.

4.2 Assumption of Liabilities. Effective as of the Closing Date, the Buyer shall assume the Assumed Liabilities, including those arising on the Closing Date.

4.3 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, except for the Assumed Liabilities, the Buyer does not and will not assume, nor shall the Buyer be responsible for or in any manner undertake to pay, perform, satisfy or discharge, any Obligations of the Seller, including (collectively, the “Excluded Liabilities”):

(a) any Obligation of Seller of any nature or kind that is not specifically enumerated as an Assumed Liability;

(b) any Obligation for the payment of any Tax with respect to the EDC Business arising during any period (whether complete or partial) ending before the Closing Date;

(c) any Obligation resulting from violations of any applicable Law, breach of any Contract, or environmental, health and safety matters or any other actual or alleged failure of Seller to perform, comply with, undertake or abide by any Obligation, in each case to the extent arising out of, or relating to: (i) events that have occurred; (ii) services performed; or (iii) the operation of the Seller’s EDC Business, in each case before the Closing Date;

(d) for time periods before the Closing Date, any Obligations arising out of, or in connection with, Claims that any of the Purchased Assets infringe upon or have misappropriated the rights or interests of any other Person, other than any Claim made by DataSci, LLC, which shall be, as set forth on Schedule 2.5, included in the Assumed Liabilities; and

(e) any Seller Employer Liabilities that are not Assumed Liabilities, whether or not such Seller Employer Liability arises prior to, on or following the Closing Date.

4.4 Excluded Liabilities Further Defined. The Excluded Liabilities shall include all Proceedings relating to any or all of the matters in the foregoing Section 4.3 and all costs and expenses in connection therewith.

4.5 Closing Date. The Closing shall occur and take place through the use of overnight courier services on the second (2nd) business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine; provided, however, that the parties shall use their commercially reasonable efforts to cause the Closing Date to occur no later than June 30, 2009.

ARTICLE V

PURCHASE PRICE

5.1 Purchase Price. In exchange for the Purchased Assets, Buyer agrees, subject to the terms, conditions and limitations set forth in this Agreement, to pay to or for the account of Seller, the Purchase Price.

5.2 Payment of Purchase Price. The Purchase Price shall be paid by Buyer to Seller at Closing, by Buyer’s delivery to Seller of the Buyer Stock as more fully set forth in Section 11.2(a) hereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby makes the following representations and warranties to the Buyer, each of which the Seller hereby represents to be true and correct on the date hereof and each of which shall be deemed made again as of the Closing Date and represented by the Seller to be true and correct in all material respects on the Closing Date.

6.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has the full corporate power and authority to: (i) enter into and execute this Agreement and the Transaction Ancillary Documents and to perform all of its Obligations hereunder and thereunder; (ii) own, lease, operate and transfer the Purchased Assets and to conduct and carry on the EDC Business to the extent now conducted. Seller is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the character of its EDC Business or the ownership or use and operation of the Purchased Assets requires such qualification, except where the failure to be in good standing would not reasonably be expected to have a material adverse effect on the EDC Business or the Purchased Assets.

6.2 Authority and Approval of Agreement; Binding Effect. The execution and delivery by Seller of this Agreement and the Transaction Ancillary Documents, and the performance by Seller of all of its Obligations hereunder and thereunder, have been duly and validly authorized and approved by Seller and no other corporate action on the part of Seller is necessary to execute this Agreement and consummate the transactions contemplated herein. This Agreement and each of the Transaction Ancillary Documents have been (or will be as of the Closing Date, as applicable) duly and validly executed by Seller (and the officer executing this Agreement and all such other Transaction Ancillary Documents is duly authorized to act and execute same on behalf of Seller) and constitute the valid and legally binding agreements of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the enforcement of creditors rights generally and by general principles of equity.

6.3 No Violations. Neither the execution, delivery nor performance of this Agreement, nor any of the Transaction Ancillary Documents, nor the consummation of the transactions contemplated hereby and thereby by Seller constitutes a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both): (i) the certificate of incorporation, bylaws or any other governing documents of Seller; (ii) any provision of any Contract to which Seller is a party that relates exclusively to the EDC Business or by which any of the Purchased Assets may be bound; (iii) any Judgment; or (iv) any Law, except for violations, defaults or breaches that would not materially and adversely affect the consummation of the transactions contemplated hereby or would not have a material adverse effect on the EDC Business or the Purchased Assets.

6.4 Financial Statements. Attached hereto under Schedule 6.4 are true, correct and complete copies of the schedules of revenues and direct expenses relating to the EDC Business for the fiscal year ended December 31, 2008 and for the three months ended March 31, 2009, which schedules are a good faith reflection of the revenues and direct expenses relating to the EDC Business for the periods set forth therein. The Seller makes no representation that the schedules of revenues and direct expenses set forth in Schedule 6.4 have been prepared in accordance with GAAP.

6.5 Title to Assets. Except as set forth in Schedule 6.5 hereto, Seller is the sole and unconditional owner and has good title to all of the Purchased Assets, free and clear of all Encumbrances or restrictions on the transfer or use of same, other than Permitted Encumbrances. Except for cash, accounts receivable and bank accounts, the Purchased Assets constitute all of the assets and properties that are used exclusively to operate the EDC Business as it is presently conducted by Seller. At Closing, upon tender of the Purchase Price, legal and beneficial ownership of the Purchased Assets will be vested in the Buyer, free and clear of all Encumbrances, other than Permitted Encumbrances and the Assumed Liabilities.

6.6 Assumed Contracts. Set forth in Schedule 2.4 hereto is an accurate and complete list of the Assumed Contracts. An accurate and complete copy of each of the Assumed Contracts has been made available to Buyer. Each of the Assumed Contracts is in full force and effect and is a valid and binding Obligation of the Seller and, to Seller’s knowledge, the other parties thereto in accordance with the terms and conditions thereof, except as would not materially and adversely affect the EDC Business as presently conducted. Except as set forth in Schedule 6.6, there are no outstanding offers, bids, proposals or quotations made by Seller which, if accepted, would create a Contract with Seller that would affect or bind the Purchased Assets. With respect to each Assumed Contract, Seller is not, and to the knowledge of Seller, no other party thereto, is in material default with respect to any term or condition thereof. No event has occurred which, through the passage of time or the giving of notice, or both, would constitute a default under any Assumed Contract by Seller, and to the knowledge of Seller, any other party thereto, or would cause the acceleration or modification of any Obligation of Seller or, to the knowledge of Seller, any other party thereto or the creation of any Encumbrance upon any of the Purchased Assets. Further, Seller has received no written notice of any pending or contemplated termination of any of the Assumed Contracts. Except for the Consents required as set forth in Schedule 6.8, none of the Assumed Contracts requires consent or waiver for its assignment to and assumption by Buyer.

6.7 Proceedings. Except as set forth in Schedule 6.7 hereto, Seller is not a party to, the subject of, or, to the Seller’s knowledge, threatened with, any Proceeding which could materially and adversely affect the Purchased Assets.

6.8 Consents. Schedule 6.8 hereto lists all Consents required to be obtained by Seller in connection with the execution, delivery and performance by Seller of this Agreement or the Transaction Ancillary Documents and the consummation of the transactions contemplated herein and therein, including any Consent required for the assignment of any of the Assumed Contracts to Buyer.

6.9 Judgments. There are no outstanding Judgments materially and adversely affecting any of the Purchased Assets.

6.10 Compliance with Laws. To the knowledge of the Seller, the Seller is in compliance with all Laws applicable to the Purchased Assets, except where the failure to comply therewith would not have a material adverse effect on the EDC Business or the Purchased Assets.

6.11 Intellectual Property.

(a) Definition of Intellectual Property. The term “Intellectual Property” means:

(i) all copyrightable works, all copyrights, and all applications (U.S. and foreign), registrations, and renewals in connection therewith, including, in all cases, the right to sue for past infringement thereof and to collect any past or future royalties or other payments in connection therewith, in each case only to the extent applicable to or otherwise related to Seller’s EDC Business (collectively, “Copyrights”);

(ii) all computer software (in both source code and object code) applicable to or otherwise related to Seller’s EDC Business, including: (A) any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (D) design documentation and procedures for product generation and testing of all computer software and firmware; and (E) rules, algorithms, flowcharts, Trade Secrets, know-how, copyrights, designs, technical processes, works of authorship, Technical Documentation or manuals included in or relating to any of the foregoing (collectively, the “Software”);

(iii) all products related to or incorporating any Intellectual Property, including all proposed or unimplemented developments or improvements thereof, and the Trade Secrets, know-how, copyrights, mask works, designs, technical processes, works of authorship and technical data included in or relating to the same in each case only to the extent applicable to or otherwise related to Seller’s EDC Business (“Products”); and

(iv) all other know-how, “Proprietary Information” (as defined in the Confidentiality Agreement) of Seller, Trade Secrets, customer and vendor lists, technical information, data, technology, research records, plans, drawings, schematics, compilations, devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, in each case to the extent applicable to or otherwise related to Seller’s EDC Business.

(b) Exclusion from “Intellectual Property”. Notwithstanding Section 6.11(a) above, Intellectual Property does not include:

(i) Any trademarks, service marks, trade names, corporate names, trade dress, product names, slogans and logos, and corresponding applications (U.S. and foreign), marks, including without limitation ERT, EXPERT, and ERESEARCHTECHNOLOGY, GETTING IT DONE. RIGHT., and rights thereto, of the Seller (collectively, “Marks”); and

(ii) Any patents and patent applications (U.S. and foreign), including, without limitation, any foreign counterpart patents, patent applications or utility model claiming priority therefrom, and any continuation, continuation-in-part, divisional, reissue or reexamined patent, and any intellectual property rights thereto (collectively, “Patents”).

(c) No Use of Marks or Patents. Seller is not under any obligation to grant any right, license or permission to use any Marks or Patents, and the consummation of the Closing will not grant or create any obligation to grant any right, license or permission to use any such item.

(d) Ownership and Use of Intellectual Property. The Seller owns, or has the right to use pursuant to licenses, sublicenses, agreements, or permissions, all Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any such Intellectual Property, and, except as set forth on Schedule 6.11(d), each item of Intellectual Property owned or used by Seller immediately prior to the Closing Date will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing Date.

(e) Infringement of Third Party Intellectual Property Rights. Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights or interests of third parties and the operation of the Seller’s EDC Business as currently conducted does not , to the Seller’s knowledge, interfere with, infringe upon, misappropriate or otherwise come into conflict with any intellectual property rights or interests of third parties, or constitute unfair competition or trade practices under any Laws. Seller has not received any written notice or other Claim alleging any such interference, infringement, misappropriation, or violation (including any Claim or notice that Seller must license or refrain from using any intellectual property rights or interests of any third party), nor, to the Seller’s knowledge, is there any basis therefor.

(f) Infringement of Seller Intellectual Property Rights. To the Seller’s knowledge, no third party (including any present or former employee, consultant, or shareholder) has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any rights or interests of Seller in and to any Intellectual Property. Seller has made available to Buyer all infringement, misappropriation or similar studies, including opinions of counsel, prepared by or on behalf of Seller with respect to any of the Intellectual Property.

(g) Copyrights. Schedule 6.11(g) identifies each Copyright that Seller owns, and whether such Copyright has been registered, or whether Seller has applied for registration of any Copyright, with any Governmental Authority. Seller has made available to Buyer correct and complete copies of all such Copyrights, each as amended to date, and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each Copyright, including all applications, registrations and prosecution materials, if any. With respect to each Copyright required to be identified in Schedule 6.11(g):

(i) Except as set forth on Schedule 6.11(g)(i), Seller possesses all right, title, and interest in and to each Copyright, free and clear of any and all Encumbrances, other than Permitted Encumbrances.

(ii) No Proceeding is pending (nor, to the knowledge of the Seller, is any Proceeding threatened) that challenges the legality, validity, enforceability, use, or ownership of each Copyright.

(iii) Each Copyright is not subject to any Judgment, nor, to the Seller’s knowledge, is any such Judgment threatened against any Copyright.

(iv) Except as set forth in Schedule 6.11(g)(iv) attached hereto, Seller is not under any obligation to grant any right, license or permission to use any Copyright, and the consummation of the Closing will not grant or create any Obligation to grant any right, license or permission to use any Copyright.

(v) Seller has not agreed to indemnify any Person from or against any interference, infringement, misappropriation or other violation with respect to any Copyright.

(h) Software and Products. Schedule 6.11(h) identifies all Software and Products owned by Seller. Seller has made available to Buyer correct and complete copies of all Software and Products, as amended to date, and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such items. All Software and Products owned by Seller and used to conduct the Seller’s EDC Business as currently conducted has adequate capability and capacity for the Seller’s EDC Business and performs in conformity with its intended use and purpose and the specifications set forth in its Technical Documentation. With respect to each item of Intellectual Property required to be identified on Schedule 6.11(h):

(i) Except under the terms of any of the Assumed Contracts, Seller has no Obligation of any kind to provide maintenance or support services with respect to any such item to any third party.

(ii) Seller has not entered into any source code escrow or similar arrangement under which a third party would have the right to obtain the source code for any such item.

(iii) Seller employs commercially reasonable measures to ensure that such item does not contain any viruses. For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware or to allow a third party to have access to the user’s computer or network without such user’s authority.

(iv) Except as set forth on Schedule 6.11(h)(iv), such item does not contain any “Public Software” (as hereinafter defined). For purposes of this Agreement, “Public Software” means any software that contains, includes or incorporates, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); (F) the Sun Industry Standards License (SISL); (G) the BSD License; and (H) the Apache License.

(v) No Proceeding is pending (nor, to the knowledge of the Seller, is any Proceeding threatened) that challenges the legality, validity, enforceability, use, or ownership of any such item.

(vi) The item is not subject to any Judgment, nor, to the Seller’s knowledge, is any such Judgment threatened against any such item.

(vii) Except under the terms of any of the Assumed Contracts, Seller is not under any Obligation to grant any right, license or permission to use any such item, and the consummation of the Closing will not grant or create any Obligation to grant any right, license or permission to use any such item.

(viii) Except under the terms of any of the Assumed Contracts, Seller has not agreed to indemnify any Person from or against any interference, infringement, misappropriation or other violation with respect to any such item.

(ix) Schedule 6.11(h)(ix) sets forth a true, accurate and complete list of all third party software, programming or other components and materials (either embedded or non-embedded) not owned by Seller that are required to use and operate the Software and Products in accordance with their intended purposes and use and in accordance with their Technical Documentation (collectively “Third Party Components”). Seller has validly and effectively obtained the right and license to use, copy, modify and distribute the Third Party Components contained in the Software and Products pursuant to a “Use Right” as identified in Section 6.11(m) below. Except as set forth in Schedule 6.11(h)(ix), the Software and Products do not require any other Third Party Components to be used and operated in accordance with their intended purposes and use and in accordance with their Technical Documentation. Except as set forth in Schedule 6.11(h)(ix), the Software and the Products do not contain: (A) any other Third Party Components which a third party may claim superior, joint, or common ownership over; or (B) any derivative works not owned in their entirety by Seller.

(i) Agreements With Personnel. All current personnel and all former personnel who have separated from Seller since January 1, 2005, including employees, agents, consultants and contractors, who have contributed to or participated in any manner in the conception, reduction to practice or development of the Intellectual Property on behalf of Seller either: (i) have executed legally binding written “work-for-hire” agreements or other similar arrangements with Seller, in accordance with applicable Law, that have accorded to Seller full, effective, exclusive and original ownership of, and all right, title and interest in and to, all tangible and intangible property rights thereby arising; or (ii) have executed appropriate instruments of assignment in favor of Seller, as assignee, that have conveyed to Seller full, effective and exclusive ownership of all right, title and interest in and to all tangible and intangible property rights arising thereby. True, correct and complete copies of such agreements have been delivered to the Buyer. To the knowledge of Seller, no current personnel and no former personnel who have separated from Seller since January 1, 2005, including employees, agents, consultants and contractors, who have contributed to or participated in any manner in the conception, reduction to practice or development of the Intellectual Property on behalf of Seller has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee, consultant or contractor may be engaged or requires the employee to transfer, assign or disclose information concerning his, her or its work to anyone other than Seller. No Intellectual Property used by Seller to conduct the EDC Business as currently conducted or as contemplated to be conducted is owned by or registered in the name of any employee, consultant or contractor.

(j) Trade Secrets. Seller has taken commercially reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets and all trade secrets disclosed by any third party to the Seller.

(k) Proprietary Legends. Schedule 6.11(k) sets forth the form and placement of the proprietary legends and copyright notices displayed in or on the Software or any Products. To the Seller’s knowledge, in no instance has the eligibility of the Software or any Products for protection under applicable Law been forfeited to the public domain by omission of any required legend, notice or any other action.

(l) Licenses of Intellectual Property by the Sellers. Except under the terms of the Assumed Contracts, Seller has not granted any license, agreement or other permission with respect to its Intellectual Property to any third party.

(m) Licenses of Intellectual Property to the Sellers. Schedule 6.11(m) identifies each item of Intellectual Property that any third party owns and that Seller uses to conduct the Seller’s EDC Business as it is currently conducted (including any Third Party Components), and Schedule 6.11(m) designates with reasonable detail whether Seller’s right to use such Intellectual Property is under a license, sublicense, or other kind of agreement or permission (collectively, “Use Right”) and the pertinent material terms of any such Use Right. The Seller has delivered to Buyer true, correct and complete copies of all such Use Rights, as amended to date. The Seller has not obtained any Use Rights in any Intellectual Property under any oral agreement or understanding. Seller has, pursuant to each Use Right, obtained the full, unrestricted and legal right and license to use, make, have made, copy, publicly display, publicly perform, modify and distribute each item of Intellectual Property owned by a third party pursuant to the Use Right. Schedule 6.11(m) includes a summary of any license fee, royalty or other payment obligations of the Seller under the applicable Use Right. With respect to each item of Intellectual Property required to be identified in Schedule 6.11(m):

(i) the Use Right covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii) the Use Right will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement;

(iii) no party to the Use Right is in breach or default, and no event has occurred which with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification, or acceleration under the Use Right;

(iv) no party to the Use Right has repudiated any provision thereof;

(v) with respect to each Use Right that is a sublicense, to the Seller’s knowledge, the representations and warranties set forth in Section 6.11(m)(i) through (iv) are true and correct with respect to the underlying license; and

(vi) no Proceeding is pending (nor, to the knowledge of the Seller, is any Proceeding threatened) that challenges the legality, validity, enforceability, use, or ownership of any Use Right.

(n) Royalties and other Payment Obligations. Seller is not obligated to make any payments by way of any royalties, fees or otherwise to any owner, licensor or other claimant to any intellectual property rights for the ownership, transfer or use thereof other than as expressly required under any Use Right expressly disclosed on Schedule 6.11(n).

(o) Data. The data and information used by the Seller in providing products or services to its customers (collectively, the “Data”): (i) does not violate the privacy rights of any Person; (ii) to the Seller’s knowledge, does not infringe upon, misappropriate, conflict with or violate the rights of any Person; (iii) was collected and acquired in accordance with all applicable Laws (including the standards set forth in the International Conference on Harmonization and Good Clinical Practices (ICH-GCP), the guidelines of 21 CFR Part 11 - Electronic Records and Electronic Signatures, and the guidelines and standards of the U.S. Food and Drug Administration, including the “Guidance: Computerized Systems Used in Clinical Trial) and any agreements with any other Person; and (iv) when used by the Seller, in the manner in which the Data was used by Seller prior to the date hereof and in its EDC Business as presently conducted, does not violate any applicable Law (including the standards set forth in the International Conference on Harmonization and Good Clinical Practices (ICH-GCP), the guidelines of 21 CFR Part 11 - Electronic Records and Electronic Signatures, and the guidelines and standards of the U.S. Food and Drug Administration, including the “Guidance: Computerized Systems Used in Clinical Trial) or any agreement with any Person. The Seller has taken commercially reasonable steps to maintain the confidentiality and proprietary nature of the Data. To the Seller’s knowledge, the Seller has not experienced any Data loss, breach of security or otherwise unauthorized access by third parties to confidential information, including personally identifiable information, in either Seller’s possession, custody or control.

(p) Adequacy of Technical Documentation. The Technical Documentation includes the source code, system documentation, and functional specifications for all of the Intellectual Property, as well as any pertinent commentary or explanation, including any commentary contained in any source code, that may be necessary to render such materials understandable to Buyer and, with respect to any Software, usable by a trained computer programmer.

6.12 Customers and Major Suppliers.

(a) Customers. Schedule 6.12(a) contains a complete and accurate list of the names and addresses of the customers of the Seller relating to the EDC Business whom Seller has billed any amount since January 1, 2009 (collectively, the “Customers”). Except as set forth on Schedule 6.12(a), no Customer has canceled, terminated, amended or made any threat to cancel, terminate or materially amend its Contract with Seller. Seller has not received any written notice and Seller has no knowledge to the effect that any Customer may terminate or materially alter its business relations with Seller, either as a result of the transactions contemplated by this Agreement or otherwise. Seller has made available to Buyer the name, address, telephone number and main contact person’s name for each Customer.

(b) Suppliers. Schedule 6.12(b) contains a complete and accurate list of the names and addresses of the material suppliers of the Seller relating to the EDC Business (collectively, the “Major Suppliers”). No Major Supplier has canceled, terminated, or amended or made any threat to cancel, terminate or materially amend its Contract. Seller has not received any written notice and Seller has no knowledge to the effect that any Supplier may terminate or materially alter its business relations with Seller, either as a result of the transactions contemplated by this Agreement or otherwise. Seller has made available to Buyer the name, address, telephone number and main contact person’s name for each Major Supplier.

6.13 Warranties. All Software and Products sold or other services rendered by the Seller with respect to any of the Purchased Assets on or before the date hereof and before the Closing Date, as applicable, have been in conformity with written warranties and commitments of Seller as expressly set forth in the Assumed Contracts, and except as expressly set forth in the

Assumed Contracts, there are no warranties of any kind affecting the Purchased Assets or by which any of the Purchased Assets may be bound. As of the Effective Date (and then again as of the Closing Date), the Seller had no Obligations for replacement or repair of such Software, Products or services sold or rendered or other damages in connection with such Software, Products or other services sold or rendered. No Software or Product sold or service rendered by the Seller is subject to any contractual guaranty, warranty or other indemnity beyond the terms and conditions set forth in an Assumed Contract.

6.14 Brokerage Fees. Except for Emerging Growth Equities, there is no Person acting on behalf of the Seller who is entitled to or has any claim for any brokerage or finder’s fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby. Seller shall be responsible for any and all commissions, finders fees or other sums that may be due to Emerging Growth Equities.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby makes the following representations and warranties to the Seller, which Buyer represents to be true and correct on the date hereof and each of which shall be deemed made again as of the Closing Date and represented by the Buyer to be true and correct on the Closing Date.

7.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Buyer has the full right, power and authority to execute, deliver and perform its Obligations under this Agreement.

7.2 Authority and Approval of Agreement; Binding Effect. The execution and delivery by Buyer of this Agreement and the performance by Buyer of all of its respective obligations hereunder, have been duly and validly authorized and approved by Buyer and no other corporate action on the part of Buyer is necessary to execute this Agreement and consummate the transactions contemplated herein. This Agreement has been duly and validly executed by Buyer (and the officers executing this Agreement are duly authorized to act and execute same on behalf of Buyer) and constitutes the valid and legally binding agreement of Buyer, enforceable against Buyer in accordance with its respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the enforcement of creditors rights generally and by general principles of equity.

7.3 No Violations. Neither the execution, delivery nor performance of this Agreement, nor any of the Transaction Ancillary Documents, nor the consummation of the transactions contemplated hereby and thereby by Buyer constitutes a violation of, or a default or breach under (either immediately, upon notice, upon lapse of time, or both): (i) the certificate of incorporation, bylaws or any other governing documents of Buyer; (ii) any provision of any Contract to which Buyer is a party; (iii) any Judgment; or (iv) any Law, except for violations, defaults or breaches that would not materially and adversely affect the consummation of the transactions contemplated hereby or would not have a material adverse effect on Buyer.

7.4 Litigation. Except as set forth in the Buyer SEC Documents, Buyer is not a party to, the subject of, or, to the knowledge of Buyer, threatened with, any Proceeding which could materially and adversely affect Buyer.

7.5 Judgments. Except as set forth in the Buyer SEC Documents, there are no outstanding Judgments materially and adversely affecting Buyer.

7.6 SEC Filings. Buyer has filed all Buyer SEC Documents with the SEC. As of their respective dates, or if amended prior to the date of this Agreement, as of the date of the last such amendment, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents, and none of the Buyer’s SEC Documents when filed, or as so amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements included in the Buyer SEC Documents (the “Buyer Financial Statements”) comply as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated statements of income, cash flows and stockholders’ equity for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Buyer and each of its subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal control over financial reporting that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Buyer Financial Statements and to maintain accountability for Buyer’s consolidated assets, (iii) access to assets of the Buyer and its Subsidiaries is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Buyer and its subsidiaries is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Buyer maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning Buyer and its subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Buyer SEC Documents and other public disclosure documents. Neither the Buyer nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness or manner of filing or submission of any filing with the SEC, including without limitation any certifications required by Section 906 of the Sarbanes-Oxley Act of 2002. No subsidiary of the Buyer is required to make any filings with the SEC. The Buyer shall cause to be filed all Buyer SEC Documents for all periods after execution of this Agreement through the Closing Date.

7.7 No Undisclosed Liabilities. There are no liabilities or Obligations of the Buyer (whether absolute, accrued, contingent, or otherwise) that are not adequately reflected or reserved against in the Buyer Balance Sheets, other than: (i) nonmaterial, current liabilities and obligations that have been incurred since March 31, 2009 in the Ordinary Course of Business; and (ii) liabilities set forth in Schedule 7.7.

7.8 Buyer Common Stock. The Buyer Common Stock will be issued as of Closing, and when issued, the Buyer Common Stock will be duly authorized and validly issued in compliance with all Laws, fully paid and non-assessable and free of all Encumbrances and third party rights (including preemptive rights and rights of first refusal, except for any Encumbrances on the Buyer Stock created by virtue of the Lock-Up Agreement). There are no Contracts to which Buyer is a party or is bound relating to the Buyer Common Stock.

7.9 Brokerage Fees. There is no Person acting on behalf of the Buyer who is entitled to or has any claim for any brokerage or finder’s fee or commission in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VIII

CERTAIN COVENANTS AND AGREEMENTS

8.1 Cooperation and Access. Prior to the Closing, Seller shall provide Buyer and its advisors and other representatives full access during regular business hours and upon reasonable notice to the Seller’s properties, books and records and shall provide to the Buyer such financial and operating data and other information concerning the EDC Business as the Buyer shall from time to time reasonably request.

8.2 Consents. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement to assign any Assumed Contract if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affects the rights of Buyer or Seller thereunder. As soon as practicable following the Closing Date, each of the parties, respectively, shall commence and diligently pursue and use its reasonable and good faith efforts to obtain all Consents set forth on Schedule 6.8 and Permits (if applicable) and to otherwise make all notices to, and to make all filings with, any Person as may be necessary to authorize, approve or permit the full and complete sale and transfer of the Purchased Assets as contemplated hereby, and upon obtaining such Consent, if obtained, such Assumed Contract will be assigned to Buyer. In connection with this Section 8.2, the parties agree to fully cooperate with each other in connection with the obtaining of the foregoing Consents and Permits, including, without limitation, promptly delivering and executing any and all agreements, disclosures, statements, instruments and documents and to take any other actions reasonably required in order to obtain said Consents and Permits. Unless and until such Consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all rights under such Assumed Contract, the Seller and Buyer will cooperate in an arrangement under which Buyer would obtain the benefits and assume the Obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Sellers would enforce, at Buyer’s expense, for the benefit of Buyer, with Buyer assuming at Buyer’s expense the Sellers’ obligations thereunder, any and all rights of Seller against a third party thereto. For the avoidance of doubt, only those Assumed Contracts capable of being assigned without the Consent of the other party thereto shall be assigned to Buyer at Closing pursuant to the conveyance document delivered by Seller pursuant to Section 11.1(d), and the Assumed Contracts not being so assigned at Closing, which are set forth in Schedule 6.8, shall be assigned by Seller to Buyer upon the requisite Consent being obtained, if obtained.

8.3 Further Assurances. During the period from the Effective Date to Closing, Seller and Buyer will each cooperate and use commercially reasonable efforts to fulfill the conditions precedent to its own and the other party’s Obligations hereunder and to comply with all Laws in furtherance of the transactions contemplated by this Agreement, including the execution of additional agreements, instruments and documents that may be reasonably required by each party, respectively and as applicable, for the other party to satisfy its Obligations hereunder and to consummate the transactions contemplated hereby.

8.4 Employees of the Seller’s EDC Business.

(a) Identifying Employees. As soon as practicable after the Effective Date, Seller will provide Buyer with access to all Applicable Employees for the purpose of allowing Buyer or its Affiliates to make offers of employment or offers to become independent contractors, of Buyer or Buyer’s Affiliates, as well as conducting discussions with such Applicable Employees preparatory thereto. On the Closing Date, Seller will terminate the employment of all Applicable Employees, including each Applicable Employee who has accepted Buyer’s offer of employment or any offer to become an independent contractor for Buyer, and shall take all such other actions as are reasonably necessary to allow such Applicable Employee or any former employee to work for Buyer or its Affiliates in either such capacity; provided, that Seller shall continue employee benefits for all Applicable Employees through June 30, 2009. Seller will also not take any action to prevent Buyer from offering employment or an independent contractor arrangement to any Applicable Employee or former employee of Seller. Notwithstanding the foregoing, nothing in this Agreement will be deemed to require Buyer to hire or engage any Applicable Employee or former employee at all or on any terms.

(b) COBRA Compliance. Notwithstanding anything in this Agreement to the contrary, on and after the Closing Date, Seller will comply in all respects with the group health plan continuation coverage requirements of COBRA, including COBRA requirements which could be imposed upon Buyer under current final or proposed regulations.

(c) Employer Liabilities. With respect to any Applicable Employees that Buyer hires as employees or independent contractors and who accept such employment or engagement, Seller shall be responsible for and pay, and Buyer shall have no Obligation with respect to all Obligations or Claims or Seller Employer Liabilities relating to such Applicable Employees to the extent first arising prior to the Closing Date. With respect to the Applicable Employees that Buyer is not hiring as shown on Schedule 2.3 hereof, (i) consistent with Schedule 2.5, Buyer shall be responsible for and pay, and Seller shall have no Obligation with respect to any Claims made by any of, or Seller Employer Liabilities relating to, such Applicable Employees arising out of, or relating in any way to, Buyer’s decision not to hire such Applicable Employees and (ii) Seller shall be responsible for and pay, and Buyer shall have no Obligation with respect to: (A) all severance Obligations set forth on Schedule 8.4(c) and (B) all Obligations or Claims or Seller Employer Liabilities relating to such Applicable Employees to the extent not relating to Buyer’s decision not hire such Applicable Employees.

(d) The terms and provisions of Section 8.4 shall survive Closing.

8.5 Conduct of the Seller Pending Closing. During the period from the Effective Date until the Closing Date, the Seller hereby covenants and agrees to continue to conduct the Seller’s EDC Business in a good and diligent manner in the Ordinary Course of Business and to use its commercially reasonable efforts to preserve its EDC Business and the Purchased Assets intact.

8.6 Publicity. Except as may be required by applicable Law or stock market, exchange or similar rules, regulations or requirements: (i) no press release announcing the execution of this Agreement shall be issued, and if so required to be issued by any applicable Law or stock market, exchange or similar rules, regulations or requirements, then any such press release shall only be issued in such form as may be mutually and reasonably agreed upon by Seller and Buyer; and (ii) each of the parties shall consult with the other before issuing any other press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby; provided, however, that any such approval shall not be unreasonably conditioned, withheld or delayed. The terms and provisions of this Section 8.6 shall survive Closing.

8.7 Allocation of Purchase Price. The parties shall promptly after Closing agree on how the Purchase Price shall be allocated among the Purchased Assets, which allocation the parties shall determine by arm’s length negotiation in compliance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. The Buyer and Seller agree that they shall: (i) timely file all forms (including IRS Form 8594) and Tax returns required to be filed in connection with the Allocation; (ii) be bound by the Allocation for purposes of determining Taxes; and (iii) take no position, and cause their respective Affiliates to take no position, inconsistent with the Allocation on any applicable Tax return or in any audit or proceeding before any Governmental Authority. In the event that the Allocation is disputed by any Governmental Authority, the party receiving notice of the dispute shall promptly notify the other parties hereto concerning the dispute and any resolution of the dispute. The terms and provisions of this Section 8.7 shall survive Closing.

8.8 Nonsolicitation; Purchase Transaction Proposals.

(a) Neither the Seller nor any of its Affiliates, employees or representatives will (i) initiate, solicit or knowingly encourage (it being understood that providing non-public information in the Ordinary Course of Business will not, in and of itself, constitute encouragement hereunder) the submission of any inquiries, proposals or offers that constitute, or would reasonably be expected to result in, a Purchase Transaction, or participate in any discussions and negotiations with respect thereto or take any other action to facilitate the making of any such inquiries, proposals, or offers, (ii) approve or recommend, or publicly propose to approve or recommend, a Purchase Transaction, or (iii) enter into any merger agreement, letter of intent or other agreement providing for or relating to a Purchase Transaction (except for a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Seller than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”)), or (iv) enter into any agreement requiring the Seller to abandon, terminate or fail to consummate the transactions contemplated by this Agreement.

(b) For purposes of this Section 8.8, the term “Purchase Transaction” means (i) any direct or indirect acquisition, whether by purchase, merger, consolidation, stock sale (primary or secondary) or any other structure which would effectively result in a third party having control over the Seller’s EDC Business, the Purchased Assets, or any part thereof, in either one or a series of transactions; or (ii) any arrangement whereby effective operating control of Seller’s EDC Business, the Purchased Assets, or any part thereof, is granted to a third party.

(c) Notwithstanding anything to the contrary contained in Section 8.8(a), if at any time following the date of this Agreement and prior to Closing, (i) the Seller receives a bona fide written proposal with respect to a Purchase Transaction and (ii) the Board of Directors (or any committee thereof) determines in good faith, after consultation with its independent financial advisor and legal counsel, that such Purchase Transaction constitutes, or could reasonably be expected to result in, a transaction that is on terms that the Board of Directors of the Seller (or any committee thereof) determines in good faith (after consultation with any independent financial advisor and legal counsel), taking into account, as the Board of Directors of the Seller or any such committee deems appropriate, the legal, financial, likelihood of completion, timing and financing aspects of the Purchase Transaction, is more favorable to the Seller’s stockholders than the transactions contemplated by this Agreement, as amended from time to time (a “Superior Proposal”), then the Seller may (x) furnish information with respect to the Seller and its subsidiaries to the Person proposing such Purchase Transaction (subject to the execution of an Acceptable Confidentiality Agreement) and (y) participate in discussions and negotiations with the Person proposing such Purchase Transaction regarding such Purchase Transaction. The Seller shall promptly notify Buyer in the event it receives a proposal with respect to a Purchase Transaction, including the material terms and conditions thereof, and shall keep Buyer reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same.

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to Closing, (i) if the Seller receives a bona fide written proposal with respect to a Purchase Transaction which the Board of Directors (or any committee thereof) determines in good faith, after consultation with its independent financial advisor and legal counsel, that such Purchase Transaction is a Superior Proposal (after giving effect to all of the adjustments which may be definitively offered by Buyer pursuant to Section 8.8(d)(ii)) the Board of Directors (or any such committee) may terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors may not terminate the Agreement to enter into a definitive agreement with respect to such Superior Proposal that relates exclusively to an acquisition of the EDC Business or the Purchased Assets unless:

(i) the Seller shall have provided prior written notice to Buyer at least five calendar days in advance (the “Notice Period”), of its intention to terminate this Agreement in response to such Superior Proposal, which notice shall specify the terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal; and

(ii) prior to terminating the Agreement, the Seller shall, and shall cause its financial advisors and legal counsel to, during the Notice Period, negotiate with Buyer in good faith (to the extent Buyer desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Purchase Transaction ceases to constitute (in the judgment of the Board of Directors or any committee thereof) a Superior Proposal.

ARTICLE IX

CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATIONS

Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, the Buyer’s Obligations to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article IX, except to the extent that such satisfaction is waived in writing by the Buyer:

9.1 Representations and Warranties of the Seller. All representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects as of the Effective Date, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties (including those set forth on any Schedules attached hereto) were again made on the Closing Date.

9.2 Performance of this Agreement. The Seller shall have performed or complied with in all material respects all of its covenants and Obligations under this Agreement to be performed or complied with by the Seller between the Effective Date and the Closing Date.

9.3 Absence of Proceedings. No Proceeding shall have been instituted or threatened on or before the Closing Date by any Person, the result of which did or could prevent or make illegal the consummation of all or any of the transactions contemplated by this Agreement or which could have a material adverse effect on the EDC Business and operations or the Purchased Assets.

9.4 Material Adverse Change. There shall have been no change, event, occurrence or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the EDC Business and the Purchased Assets, taken as a whole.

9.5 Officer’s Certificate. Seller shall have delivered to Buyer a certificate executed by one of its officers to the effect that each of the conditions specified in Sections 9.1 and 9.2 above are satisfied in all material respects.

9.6 Amendment to DataSci Agreement. DataSci, LLC and Buyer shall have executed and delivered an amendment to their existing license agreement.

ARTICLE X

CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATIONS

Notwithstanding the execution and delivery of this Agreement or the performance of any part hereof, the Seller’s Obligation to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the conditions set forth in this Article X, except to the extent that such satisfaction is waived by the Seller in writing.

10.1 Representations and Warranties of the Buyer. All representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects as of the Effective Date, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were again made on the Closing Date.

10.2 Performance of this Agreement. The Buyer shall have performed or complied with in all material respects all of its covenants and obligations under this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

10.3 Absence of Proceedings. No Proceeding shall have been instituted or threatened before the Closing Date by any Person, the result of which did or could prevent or make illegal the consummation of all or any of the transactions contemplated by this Agreement.

10.4 Material Adverse Change. There shall have been no change, occurrence or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business or results of operations of Buyer and its subsidiaries, taken as a whole.

10.5 Release. DataSci, LLC shall have executed and delivered a release in favor of Seller substantially in the form attached hereto as Exhibit “B”.

10.6 Officer’s Certificate. Buyer shall have delivered to Seller a certificate executed by one of its officers to the effect that each of the conditions specified in Sections 10.1 and 10.2 above are satisfied in all material respects.

ARTICLE XI

OBLIGATIONS AT CLOSING

11.1 Obligations of the Seller to the Buyer. On the Closing Date, the Seller hereby covenants and agrees to execute and deliver, or cause to be executed and delivered, as applicable, to the Buyer, the following:

(a) The Purchased Assets, free and clear of all Encumbrances, other than Permitted Encumbrances and the Assumed Liabilities;

(b) A duly executed bill of sale in form and substance reasonably acceptable to Buyer, conveying all of the tangible personal property included in the Purchased Assets to Buyer, including the Equipment;

(c) A duly executed assignment in form and substance reasonably acceptable to Buyer, assigning all intangible property included in the Purchased Assets to Buyer, including all of the Intellectual Property;

(d) A duly executed assignment in form and substance reasonably acceptable to Buyer, assigning all Assumed Contracts to Buyer;

(e) Such other bills of sale, endorsements, assignments, certificates of title and other instruments of assignment, transfer and conveyance as Buyer shall reasonably request in order to transfer the Purchased Assets as contemplated herein;

(f) The “Lock Up Agreement” (as hereinafter defined);

(g) The Transition Services Agreement;

(h) The officer’s certificate under Section 9.5 hereof; and

(i) Appropriate evidence regarding Seller’s existence and authority to sell the Purchased Assets and otherwise consummate the transactions contemplated by this Agreement; and

(j) Such other documents and instruments as are contemplated by this Agreement or as may reasonably be requested by Buyer to further evidence the transactions contemplated hereby.

11.2 Buyer’s Obligations to the Seller at Closing. On the Closing Date, Buyer agrees to execute and deliver, or cause to be executed and delivered, as applicable, to Seller, the following or otherwise to take the following actions:

(a) Buyer shall cause its transfer agent to issue the certificates representing the Buyer Stock to Seller;

(b) the officer’s certificate under Section 10.5 hereof;

(c) Appropriate evidence regarding Buyer’s existence and authority to acquire the Purchased Assets, issue the Buyer Stock and otherwise consummate the transactions contemplated by this Agreement, as applicable;

(d) The Transition Services Agreement

(e) The Lock-Up Agreement; and

(f) Such other documents and instruments as are contemplated by this Agreement or as may reasonably be requested by Seller to further evidence the transactions contemplated hereby.

ARTICLE XII

TERMINATION AND REMEDIES

12.1 Termination. This Agreement may be terminated at any time prior to Closing as follows:

(a) by mutual agreement of Buyer and Seller;

(b) by either Buyer or Seller, if the transactions contemplated hereby shall not have been consummated on or before August 15, 2009 as a result of a failure of a conditions precedent to the obligations of the respective parties to close the transactions contemplated hereby (other than due to a Default of the party seeking to terminate this Agreement);

(c) by the Non-Defaulting Party, if a party hereto (the “Defaulting Party”) shall fail to fully and timely perform and satisfy any of its agreements, covenants and/or Obligations under this Agreement, and such failure is not cured on or before a date which is fifteen (15) days following the date written notice is given by the other party which is not then in default of any of its agreements, covenants and/or Obligations hereunder (the “Non-Defaulting Party”), specifying the nature of such failure, in which case the Defaulting Party shall be in default hereunder (“Default”). Notwithstanding the foregoing, in the event the Default by Seller is the failure of Seller to attend the Closing and convey the Purchased Assets as contemplated herein, then the notice and cure period provided in this Section 12.1(c) shall not be applicable, it being the intention of the parties hereto that Closing shall not be extended solely as a result of the cure period set forth in this Section 12.1(c); or

(d) by Seller under the circumstances set forth in Section 8.8 hereof.

12.2 Effect of Termination and Remedies.

(a) If this Agreement is terminated pursuant to Section 12.1(a) or (b), then the parties shall be released of any and all further Obligations each to the other hereunder, except for any indemnities and other Obligations which specifically survive the termination of this Agreement.

(b) If this Agreement is terminated pursuant to Section 12.1(c), then the parties shall be released of any and all further Obligations each to the other hereunder, except for any indemnities and other Obligations which specifically survive the termination of this Agreement, and the Non-Defaulting Party shall be entitled to pursue any right or remedy available to such party, in law or in equity, as a result of such Default.

(c) If this Agreement is terminated by Seller pursuant to Section 8.8 and Seller consummates a Purchase Transaction within three (3) months of such termination, then on the date of consummation of such Purchase Transaction, Seller shall pay Buyer $50,000 (the “Break-Up Fee”). In addition, the Seller shall pay to Buyer an amount in cash (without interest) equal to the amount of reasonable, documented, out-of-pocket outside legal fees and expenses actually incurred by Buyer in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby not to exceed $25,000 in the aggregate, payable by Seller to Buyer by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer, within five (5) calendar days after written request therefor from Buyer after termination of this Agreement pursuant to Section 8.8, together with a reasonably detailed invoice from Buyer’s outside legal counsel evidencing such legal fees and expenses.

(d) The Seller’s Obligations under this Agreement are unique, and each party hereby expressly acknowledges that, in the event of a Default in the full and timely performance and satisfaction of any such Obligations, it would be extremely difficult to measure the resulting damages. Accordingly, in the event of any Default by the Seller, then Buyer shall be entitled, in addition to all other rights and remedies which it may have at law or in equity, to sue for and receive the remedy of specific performance, and the Seller hereby waives the defense that a remedy in damages is adequate.

ARTICLE XIII

OTHER COVENANTS AND CONDUCT OF THE PARTIES AFTER CLOSING

13.1 Pre-Closing and Post-Closing Liabilities.

(a) Seller shall be responsible for and pay all liabilities, accounts payable and other Obligations which arose in connection with the Purchased Assets and the operation of Seller’s EDC Business up until, but not including the Closing Date, except for the Assumed Liabilities.

(b) Buyer shall be responsible for and pay all Assumed Liabilities and all other liabilities, accounts payable and other Obligations which first arose in connection with the Purchased Assets on or after the Closing Date.

(c) In the event, subsequent to the Closing, Buyer shall receive a written demand to pay an Obligation from a third party arising from a transaction related to the Purchased Assets prior to the Closing Date which is not part of the Assumed Liabilities, then Buyer may immediately notify Seller in writing of such fact, indicating the nature and amount of such outstanding Obligation, and Seller shall pay, satisfy (by bonding or otherwise) or dispute such outstanding Obligation within thirty (30) days of receipt of such written notice from Buyer. In the event Seller neither: (i) notifies Buyer within such thirty (30) day period that Seller disputes such demand; nor (ii) pays or satisfies (by bonding or otherwise) such outstanding Obligation which affects Buyer’s business within the thirty (30) day period referred to above, Buyer shall have the right, but not the obligation, to pay or otherwise satisfy such Obligation and if so paid, to deliver written notice to Seller, together with evidence of the payment of said Obligation reasonably acceptable to Seller, requesting reimbursement for same and Seller hereby agrees to deliver to Buyer such reimbursement sums within thirty (30) days of such written demand.

13.2 Restrictive Covenants.

(a) Non-Solicitation Covenants. As a material consideration and inducement to the Buyer to enter into this Agreement and purchase the Purchased Assets, and in order to protect the Buyer’s legitimate business interests, Seller hereby covenants and agrees that, for a period of two (2) years from the Closing Date, Seller shall not in the clinical trial market operate, organize, maintain, establish, manage, own, or participate in, or in any manner whatsoever, for itself or through any other Person affiliated with Seller, any business or venture anywhere in the world which is engaged in the EDC Business as currently conducted by Seller and with the current functionality of such EDC Business; provided, however, that the restrictive covenant set forth in this Section 13.2(a) shall not in any respect restrict Seller from (i) operating or further developing or expanding its cardiac safety business or ePro business and any other new businesses (other than new businesses which are engaged solely in the EDC Business as currently conducted by Seller and with the current functionality of such EDC Business) in any manner whatsoever, including without limitation, jointly marketing and selling its cardiac safety business or ePro business and any other new businesses with any other Person who may offer any service or product competitive with the EDC Business or itself developing electronic data capture functionality within its cardiac safety business or ePro business and any new businesses or (ii) entering into a merger or other business combination transaction with any third party that is engaged in the EDC Business, and the covenant contained in this Section 13.2(a) shall terminate and be of no further force or effect upon the consummation of any such merger or other business combination transaction.

(b) Injunctive Relief. In view of the irreparable harm and damage which would occur to the Buyer as a result of a breach or a threatened breach by Seller of the covenants and agreements under Section 13.2(a) hereof (collectively, the “Restrictive Covenants”), and in view of the lack of an adequate remedy at law to protect the Buyer from such a breach or threatened breach, the Buyer shall have the right to seek a temporary injunction enjoining Seller from any violation of the Restrictive Covenants. The foregoing remedy shall be in addition to, and not in limitation of, any other rights or remedies to which the Buyer is or may be entitled at law or in equity under this Agreement.

(c) Reasonableness of Restrictions. Seller hereby acknowledges that it has carefully read and considered the provisions of the Restrictive Covenants and, having done so, agrees that the Restrictive Covenants are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the Buyer with respect to the EDC Business and the Purchased Assets. For purposes of the covenant not to compete set forth in Section 13.2(a) above, Seller acknowledges that the business of the Buyer and its Affiliates is conducted throughout the world. Seller acknowledges and agrees that the Restrictive Covenants do not unreasonably oppress or impair the ability of Seller to conduct any unrelated business. The parties hereto agree that if a court of competent jurisdiction holds any of the Restrictive Covenants unenforceable with respect to: (i) any geographic area; (ii) any part of the time period covered by such Restrictive Covenants; (iii) any activity or capacity covered by such Restrictive Covenants; or (iv) any other term or provision of such Restrictive Covenants, the court shall substitute an enforceable covenant that preserves, to the maximum lawful extent, the scope, duration and all other aspects of the Restrictive Covenants deemed unenforceable, and the covenant substituted by the court shall be immediately enforceable against Seller.

13.3 Enforcement of Rights. At all times after Closing, upon request from Buyer, Seller will take all reasonable actions to enforce the provisions of any employment, independent contractor or other Contract to which Seller is a party to the extent that Buyer deems it necessary for the protection of Buyer’s rights to the Intellectual Property or any other rights acquired by Buyer hereunder, including Seller’s rights under any non-competition, non-solicitation, non-disclosure, assignment of invention and similar agreements.

13.4 Covenant Not To Sue or Assert Rights. Seller hereby covenants not to sue Buyer, its Affiliates or their successors, assignees or licensees, from and after the Closing Date, for infringement of any Products set forth on Schedule 6.11(h) or any Intellectual Property related thereto. Seller shall not assert rights, from and after the Closing Date, in any Products set forth on Schedule 6.11(h), or any Intellectual Property related thereto, against Buyer, its Affiliates or their successors, assignees or licensees.

13.5 Survival. The terms and provision of this Article XIII shall survive Closing.

ARTICLE XIV

CONFIDENTIAL INFORMATION

14.1 Confidentiality Obligations of Buyer and Seller Prior To Closing. Any Proprietary Information (as defined in the Confidentiality Agreement) exchanged by or otherwise disclosed between or among the parties shall be subject to the Confidentiality Agreement; provided, that, from and after the Closing, any Proprietary Information relating exclusively to the

EDC Business and the Purchased Assets transferred by Seller to Buyer hereunder shall become the sole property of Buyer and Seller shall have no right to assert at any time after the Closing Date that such Proprietary Information is still proprietary to Seller and all restrictions imposed upon Buyer pursuant to the terms of the Confidentiality Agreement on or with respect to such Proprietary Information shall become null and void as of the Closing Date.

14.2 Survival. The terms and provisions of this Article XIV shall survive Closing and the earlier termination of this Agreement.

ARTICLE XV

INDEMNIFICATION

15.1 Seller’s Obligation to Indemnify. Seller hereby agrees to defend and indemnify Buyer and its Affiliates and subsidiaries and their respective directors, officers, employees, agents and representatives, and the successors and assigns of each of them (collectively, the “Buyer Indemnified Parties”) and Seller does hereby agree to hold the Buyer Indemnified Parties forever harmless, from and against any and all Claims made, brought or asserted against the Buyer Indemnified Parties, or any one of them, and Seller hereby agrees to pay or reimburse the Buyer Indemnified Parties for any and all Claims payable by any of the Buyer Indemnified Parties to any Person, including reasonable attorneys’ and paralegals’ fees and expenses, court costs, settlement amounts, costs of investigation and interest thereon from the time such amounts are due at the highest non-usurious rate of interest permitted by applicable Law, through all negotiations, mediations, arbitrations, trial and appellate levels, arising from or as a result of:

(a) any misrepresentation, breach or failure of any warranty or representation made by Seller in this Agreement or in any of the Transaction Ancillary Documents;

(b) any failure or refusal by Seller to satisfy or perform any covenant, term or condition of this Agreement to be satisfied or performed by Seller;

(c) any Claims arising under or in connection with any Excluded Liabilities; and

(d) any third party Claims (other than the Assumed Liabilities) of any nature or kind whatsoever, whether accrued, absolute, contingent or otherwise, against or affecting Buyer or the Purchased Assets arising from or in connection with the conduct of the EDC Business or the ownership or use of the Purchased Assets before the Closing Date.

15.2 Buyer’s Obligation to Indemnify. Buyer hereby agrees to defend and indemnify Seller and its Affiliates and subsidiaries and their respective directors, officers, employees, agents and representatives, and the successors and assigns of each of them (collectively, the “Seller Indemnified Parties”) and Buyer does hereby agree to hold the Seller Indemnified Parties forever harmless, from and against any and all Claims made, brought or asserted against the Seller Indemnified Parties, or any one of them, and Buyer hereby agrees to pay or reimburse the Seller Indemnified Parties for any and all Claims payable by any of the Seller Indemnified Parties to any Person, including reasonable attorneys’ and paralegals’ fees and expenses, court costs, settlement amounts, costs of investigation and interest thereon from the time such amounts are due at the highest non-usurious rate of interest permitted by applicable Law, through all negotiations, mediations, arbitrations, trial and appellate levels, arising from or as a result of:

(a) any misrepresentation, breach or failure of any warranty or representation made by Buyer in this Agreement or in any of the Transaction Ancillary Documents;

(b) any failure or refusal by Buyer to satisfy or perform any covenant, term or condition of this Agreement to be satisfied or performed by Buyer;

(c) any Claims arising out of any of the Assumed Liabilities; or

(d) any third party Claims (other than the Excluded Liabilities) of any nature or kind whatsoever, whether accrued, absolute, contingent or otherwise, against or affecting Seller arising from or in connection with the Buyer’s conduct of the EDC Business or the ownership or use of the Purchased Assets on and after the Closing Date.

15.3 Survival of Representations and Warranties. The respective representations and warranties of the parties contained in this Agreement shall survive the Closing for a period of twelve (12) months after the Closing; provided, however, that the representations and warranties contained in Section 6.11(d) shall survive the Closing for a period of thirty-six (36) months after the Closing and the representations and warranties contained in Sections 6.2, 6.5 and 7.8 hereof shall survive indefinitely. Any claim for indemnification pursuant to Section 15.1(a) or 15.2(a) with respect to any representations or warranties made hereunder other than Sections 6.2, 6.5, 6.11(d) or 7.8 hereof must be made, if at all, within such twelve-month period, and provided that any Claims pursuant to Section 6.11(d) must be brought, if at all, within 36 months.

15.4 Survival of Indemnity Obligations. The terms and provisions of this Article XV shall survive the Closing and shall survive the earlier termination of this Agreement.

15.5 Limitation on Damages.

(a) Notwithstanding anything to the contrary in this Agreement, the aggregate liability of the Seller under this Agreement, including this Article XV, shall not in any event exceed $500,000 in the aggregate, and the aggregate liability of Buyer under this Agreement, including this Article XV, shall not in any event exceed $500,000 in the aggregate.

(b) If Seller has any obligation to indemnify Buyer under this Article XV, Seller shall be permitted to satisfy such obligation, in whole or in part, by delivering to Buyer shares of Buyer Stock which, for such purposes, shall be valued at the average closing price thereof on any national securities exchange on which such shares are then listed for trading or quoted or, if such shares are not so listed or quoted, at the average of the bid and ask prices on any over-the-counter market on which such shares are then quoted, in each case for the twenty (20) trading day period preceding either the Closing Date or the date on which Seller makes such payment, whichever is greater.

15.6 Procedures for Indemnification. The following procedures shall be applicable with respect to indemnification arising in connection with any provision of this Agreement:

(a) Notice of Claim. The party entitled to indemnification hereunder (the “Indemnitee”) agrees that, upon its obtaining knowledge of facts indicating that there may be a basis for a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any such claim, judicial or otherwise, with respect to any matter as to which it may be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof to the party having the obligation to indemnify under this Agreement (the “Indemnitor”), which notice shall include all information relating to such matter as the Indemnitee shall then have, including, a copy of any written claim or other notice received by the Indemnitee.

(b) Defense of Claims. Promptly upon receipt of notice of a claim for indemnity as required by Section 15.6(a), the Indemnitor shall assume and control the defense of any such Claim and the payment of expenses related thereto in good faith and with counsel reasonably experienced in the field relating to the Claim. The parties agree that: (i) the Indemnitor will not be liable for any settlement of any Claim effected by the Indemnitee without the Indemnitor’s express prior written consent, which consent may not be unreasonably conditioned, withheld or delayed; (ii) the Indemnitor will not settle any Claim without the express prior written consent of the Indemnitee, which consent may not be unreasonably conditioned, withheld or delayed, provided, however, that no such consent shall be required so long as the Indemnitee does not incur any Obligation of any nature or kind in connection with such settlement and Indemnitee is fully and forever released of all liability in connection therewith (if any such settlement is effected without the Indemnitee’s consent, the Indemnitor shall promptly provide to Indemnitee true and complete copies of such settlement); and (iii) the Indemnitee may elect to employ separate counsel and participate in the defense of any such Claim, but in such event, the Indemnitee will be responsible for the fees and expenses of such separate counsel, except that in the event the Indemnitor has failed to promptly and adequately assume the defense of such claim in good faith and use reasonably experienced counsel in the relevant field as required by this Agreement, then the Indemnitor shall be responsible for the fees and expenses of any counsel employed by Indemnitee and all other costs and expenses associated with the Claim and the defense thereof. If requested by the Indemnitor, the Indemnitee agrees to cooperate with the Indemnitor and its counsel in reasonably contesting any Claim or, if appropriate, in making any counterclaim against the Person asserting the Claim, or any cross-complaint against any Person and the Indemnitee further agrees to take such other action as may reasonably be requested by the Indemnitor or its counsel to reduce or eliminate any Claim for which the Indemnitor would have responsibility hereunder. The Indemnitor agrees to reimburse the Indemnitee for any reasonable expenses incurred in so cooperating or acting at the request of the Indemnitor or its counsel. In the event that Seller is the Indemnitor and the Claim involves Intellectual Property, Buyer shall grant Seller reasonable access to the Intellectual Property and the relevant and key personnel of Buyer.

ARTICLE XVI

ACQUISITION OF SECURITIES

16.1 Restrictions on Transfer; No Right to Require Registration. Seller acknowledges and agrees that the Buyer Stock being received by Seller as part of the Purchase Price has not been registered under the Securities Act, or under relevant state securities Laws and, therefore, it cannot be sold, pledged, assigned, transferred or otherwise disposed of unless it is subsequently registered under the Securities Act and/or under relevant state securities Laws or an exemption from such registration is available. Seller further understands that as a result of the foregoing restrictions, it must bear the economic risk of holding the Buyer Stock for an indefinite period of time until the Buyer Stock is registered under the Securities Act, or an exemption from registration thereunder is available. Further, the Seller understands and acknowledges that it has no right to require Buyer to register the Buyer Stock under the Securities Act or relevant state securities Laws.

16.2 Investment Intent. As a material inducement to Buyer to enter into, execute and deliver this Agreement and for Buyer to issue the Buyer Stock as required hereunder, Seller hereby represents and warrants that Seller is acquiring the Buyer Stock solely for the account of Seller for investment purposes only and not with a view for distribution or resale to others. Seller further represents and warrants that Seller will not, directly or indirectly, offer, sell, transfer, assign, pledge, hypothecate or otherwise dispose of (“Transfer”) the Buyer Stock, unless: (i) the Transfer is pursuant to an effective registration statement under the Securities Act; or (ii) no such registration is required because of the availability of an exemption from registration under the Securities Act, or such shares are sold in compliance with Rule 144 under the Securities Act.

16.3 Sophistication. Seller hereby represents and warrants that it has knowledge and experience in financial and business matters in general and is capable of evaluating the merits and risks of the prospective investment in the Buyer Stock.

16.4 Reliance on Representations. Seller acknowledges and understands that Buyer will be relying on the accuracy and completeness of all matters set forth in this Article XVI, and the Seller represents and warrants to the Buyer that the representations, warranties, acknowledgments, covenants and agreements set forth in this Article XVI are complete, true and correct and may be relied upon by them in determining whether the offer and sale of the Buyer Stock to the Seller is exempt from registration under the Securities Act and relevant state securities Laws.

16.5 Lock Up Agreement. The parties hereby agree that the Buyer Stock issued to Seller as part of the Purchase Price under this Agreement shall be subject to an agreement restricting the Transfer of the Buyer Stock in the form attached hereto as Exhibit “C” (the “Lock Up Agreement”).

16.6 Certificates to Bear a Legend The Seller understands that each certificate representing the Buyer Stock will bear a legend on the face thereof (or on the reverse thereof with a reference to such legend on the face thereof) as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF REGISTRATION UNDER THE ACT OR THE AVAILABILITY OF AN EXEMPTION FROM SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AND AGREEMENTS AS SET FORTH IN A LOCK-UP AGREEMENT ENTERED INTO BY THE REGISTERED OWNER OF THESE SHARES, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF OMNICOMM SYSTEMS, INC., A DELAWARE CORPORATION (THE “COMPANY”) AND WILL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF WITHOUT CHARGE UPON THE WRITTEN REQUEST OF THE HOLDER HEREOF TO THE COMPANY.”

ARTICLE XVII

PPRORATIONS AND EXPENSES

17.1 Sums Unpaid Under Assumed Contracts at Closing. All sums unpaid as of Closing under any of the Assumed Contracts shall be prorated as of the Closing Date, with sums unpaid as of the Closing Date belonging to Buyer. Subject to the provisions below, regardless of whether or not invoices were sent by Seller for any sums due under Assumed Contracts before Closing, Seller shall be entitled to all sums unpaid as of Closing under the Assumed Contracts for services rendered or performed by Seller during the period prior to the Closing, and Buyer shall be entitled to all sums unpaid as of Closing under the Assumed Contracts for services rendered or performed (or to be rendered or performed) by Buyer from the Closing Date and thereafter. The parties agree that to the extent any payment or other amount is received by any party hereto after the Closing

Date from a party to an Assumed Contract in payment of an amount unpaid as of Closing, then: (i) to the extent the correspondence accompanying such amount sufficiently indentifies the services for which such payment or amount applies and the party who performed such services, such amount received shall be paid to the party hereto performing such services; or (ii) to the extent the correspondence does not identify the services for which such payment or amount applies and/or the party who performed such services, or the payment or amount is not accompanied by any correspondence, the receiving party shall use its commercially reasonable efforts to identify the services to which the payment or amount applies and who performed such services by, among other efforts, contacting the customer transmitting the payment or amount and apply or otherwise transmit such payment or amount to the party hereto performing the services. Any funds under an Assumed Contract in payment of an amount unpaid as of Closing that are received by Seller after Closing and belonging entirely to Buyer shall be endorsed by Seller to Buyer and transmitted to Buyer within five (5) days of Seller’s receipt thereof, and any funds under an Assumed Contract in payment of an amount unpaid as of Closing that are received by Buyer after Closing and belonging entirely to Seller shall be promptly endorsed by Buyer to Seller and transmitted to Seller within five (5) days of Buyer’s receipt thereof. Any funds under an Assumed Contract in payment of an amount unpaid as of Closing that are received by Seller or Buyer after Closing and belonging in part to Seller and in part to Buyer shall be promptly deposited by the receiving party and the part thereof belonging to Buyer or Seller, as applicable, shall be paid by the receiving party to Buyer or Seller, as applicable, within five (5) days of such sums clearing in the receiving party’s account, and the balance shall be retained by the receiving party. Notwithstanding anything contained in this Agreement to the contrary, Seller shall not be entitled to any credit for accrued but unpaid (and uncollected) sums due under Assumed Contracts. From and after the Closing, provided that Seller provides Buyer with reasonable prior written notice (which notice shall include reasonable detail of the collection amounts at issue and the collection efforts anticipated to be taken by Seller plans), Seller shall have the right to contact, in a commercially reasonable manner, any party to any Assumed Contract to collect the sums owed to Seller pursuant to this Section 17.1. With respect to any such collections, Buyer shall supply contact information to Seller about such parties to Assumed Contracts from whom Seller is trying to collect sums. The terms and provisions of this Section 17.1 shall survive the Closing.

17.2 Audits. Each of Seller and Buyer shall maintain records sufficient to enable accurate calculation of payments it collects but due to the other party under Section 17.1. Each of Buyer and Seller (in such capacity, and “Inspecting Party”) shall have the right, at the Inspecting Party’s own expense and not more than once in any calendar quarter, to have an independent, certified public accountant selected by the Inspecting Party and reasonably acceptable to the other (an “Inspected Party”), review the records of the Inspected Party in a single location where such records are maintained by the Inspected Party or are brought to by Inspected Party, upon reasonable notice (which shall be no less than 5 days prior written notice) and on such date and at such time as shall be agreed by the Inspected Party, for the purpose of verifying the basis and accuracy of the payments required to be made under Section 17.1 to the Inspecting Party. If the inspection leads to a discovery by the accountant of a discrepancy to the Inspecting Party’s detriment, the Inspected Party shall pay the amount of the discrepancy within 10 days of the Inspected Party’s agreement with the findings of the inspection, and in the event such discrepancy exceeds 10% of any amounts that should have been paid to the Inspecting Party at the time of such audit, then the Inspected Party shall reimburse the Inspecting Party for the reasonable out-of-pocket costs and expenses of such audit. The terms and provisions of this Section 17.2 shall survive the Closing.

17.3 Expenses. All costs and expenses of preparing, obtaining and filing and recording (if necessary) any Consents required for assignment of all Assumed Contracts as may be required to assign and transfer same to Buyer shall be paid by

Seller. Any and all transfer, documentary, sales, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring such Tax when due, and the applicable party will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes, fees and charges. Except as otherwise expressly provided in this Section 17.3 or elsewhere in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement will be borne by the party incurring the same.

ARTICLE XVIII

MISCELLANEOUS

18.1 Notices. All notices of request, demand and other communications hereunder shall be addressed to the parties as follows:

If to the Seller:

eResearchTechnology, Inc.

1818 Market Street, Suite 1000

Philadelphia, PA 19103

Attn: Keith D. Schneck, Executive Vice President and CFO

Telephone: (215) 282-5566

Facsimile: (215) 565-2532

E-Mail: kschneck@ert.com

With a copy to:	Duane Morris LLP 30 South 17th Street Philadelphia, PA 19103 Attn: Thomas G. Spencer, Esq. Telephone: (215) 979-1218 Facsimile: (215) 689-4405 E-Mail: tgspencer@duanemorris.com

If to the Buyer:	OmniComm Systems, Inc. 2101 W. Commercial Blvd., Suite 4000 Ft. Lauderdale, FL 33309 Attn: Ronald T. Linares, CFO Telephone: (954) 473-1254 Facsimile: (954) 473-1256 E-Mail: rtlcfo@omnicomm.com

With a copy to:	David Kahan, P.A. 3125 W. Commercial Blvd., Suite 100 Ft, Lauderdale, FL 33309 Attn: David Kahan, Esq. Telephone: (954) 548-3930 Facsimile: (954) 548-3910 E-Mail: david@evrealty.com unless the address or any other information listed above is changed by the party by like notice given to the other parties; provided, however, that notwithstanding the following sentence, no notice of any change in the address or other information listed above shall be deemed given unless and until actually received by the party charges with notice thereof. Notice shall be in writing and shall be deemed received: (i) if mailed by certified mail, return receipt requested, postage prepaid and properly addressed to the address above, then three (3) business days after deposit of same in a regularly maintained U.S. Mail receptacle; (ii) if mailed by Federal Express, UPS or other nationally recognized overnight courier service, next business morning delivery, then one (1) business day after timely deposit of same in a regularly maintained receptacle of such overnight courier for next business day delivery; or (iii) if hand delivered, then upon hand delivery thereof to the address indicated on or prior to 5:00 p.m., EST, on a business day. Any notice hand delivered after 5:00 p.m., EST, shall be deemed delivered on the following business day. Notwithstanding the foregoing, notice, requests or demands or other communications referred to in this Agreement may be sent by facsimile (with receipt confirmed in writing on the sender’s facsimile machine) or other method of delivery, including electronic transmission, but shall be deemed to have been given only when confirmed received by the other party.

18.2 Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto and the documents delivered pursuant hereto, together with the Confidentiality Agreement, set forth all the promises, covenants, agreements, conditions and understandings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except for the Confidentiality Agreement or as otherwise herein contained.

18.3 Assignment. Neither Seller nor Buyer may assign or transfer its interests in this Agreement, or delegate its duties hereunder, without the prior written consent of the other party hereto.

18.4 Binding Effect. This Agreement shall be binding upon the parties hereto, their respective successors and permitted assigns.

18.5 Amendment. The parties hereby irrevocably agree that no attempted amendment, modification, or change of this Agreement shall be valid and effective, unless the parties shall unanimously agree in writing to such amendment, modification or change.

18.6 No Waiver. No waiver of any provision of this Agreement shall be effective, unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

18.7 Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties or their personal representatives, successors and assigns may require.

18.8 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

18.9 Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

18.10 Governing Law. This Agreement shall be construed in accordance with the Laws of the State of Delaware and any proceeding arising between the parties in any manner pertaining or related to this Agreement shall, to the extent permitted by law, be held in the State of Delaware.

18.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

18.12 Further Assurances. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

18.13 Prevailing Party. If any party hereto is required to engage in litigation or any other Proceeding against any other party hereto, either as a plaintiff, as defendant or otherwise, in order to enforce or defend any rights under this Agreement and such litigation or other Proceeding results in a final judgment or other adjudication in favor of such party (“Prevailing Party”), then the party or parties against whom said final judgment or other adjudication is obtained shall be liable to and reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred in such litigation, including all reasonable attorneys’ fees, paralegals’ fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party’s rights hereunder.

18.14 Performance on Business Days. The parties agree that in the event that any date on which performance is to occur falls on a Saturday, Sunday or state or national holiday, then the time for such performance shall be extended until the next business day thereafter occurring.

18.15 Joint Preparation. The preparation of this Agreement has been a joint effort of the parties and the resulting documents shall not, solely as a matter of judicial construction, be construed more severely against one of the parties than the other.

18.16 Severability. If any one of the provisions contained in this Agreement, for any reason, shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall remain in full force and effect and be construed as if the invalid, illegal or unenforceable provision had never been contained herein.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year set forth above.

SELLER:

ERESEARCHTECHNOLOGY, INC., a Delaware corporation

By:
Name:
Title:
Date:

BUYER:

OMNICOMM SYSTEMS, INC., a Delaware corporation

By:
Name
Title:
Date: